EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                              Contact:  Ross A. Benavides
                                        Chief Financial Officer
                                        (713) 860-2528



GENESIS ANNOUNCES SALOMON SMITH BARNEY EXTENDS MASTER CREDIT
         SUPPORT AGREEMENT THROUGH DECEMBER 31, 2000


     June 1, 1999 - Genesis Energy, L.P. (NYSE:GEL) announced today that Salomon Smith Barney has agreed to extend the Master Credit Support Agreement between Genesis and Salomon Smith Barney for one year through December 31, 2000. Genesis anticipates no change in its gathering or marketing activities related to credit in light of the extension by Salomon Smith Barney.

     Genesis also announces that effective June 14, 1999, A. Richard Janiak will become Chairman of the Board, replacing Thomas W. Jasper who is leaving the Board. Mr. Janiak is a Managing Director at Salomon Smith Barney, Inc. and has been with the firm for 29 years in various capacities in investment banking and international activities.

     This press release contains statements by the partnership that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and are based upon certain assumptions relating to economic conditions in the crude gathering marketplace, anticipated pipeline throughput volumes, the cost and success of potential acquisitions, the future success of integrating any such acquisitions, the success of the partnership acquisition programs generally and the impact of financing any potential acquisitions. Actual results could differ materially from those currently anticipated as a result of market conditions, operational disruptions or a number of other factors. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the partnership disclaims any obligation or intent to update any such forward-looking statement to reflect future events or developments.

     Genesis Energy, L.P., operates crude oil common carrier pipelines and is one of the largest independent gatherers and marketers of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida,
Mississippi, New Mexico, Kansas and Oklahoma.

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